Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
November 7, 2013	NYSE MKT: GORO

GOLD RESOURCE CORPORATION REPORTS THIRD QUARTER RESULTS;

MAINTAINS 2013 PRODUCTION OUTLOOK

COLORADO SPRINGS – November 7, 2013 – Gold Resource Corporation (NYSE MKT: GORO) (the “Company”) reported its production results for the third quarter ended September 30, 2013 of 21,244 ounces precious metal gold equivalent (“AuEq”, calculated at actual sales price ratio of 65:1). Gold Resource Corporation is a gold and silver producer with operations in the southern state of Oaxaca, Mexico. The Company has returned over $90 million to shareholders in monthly dividends since production July 1, 2010, and offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery.

2013 Q3 HIGHLIGHTS

•	21,244 ounces mill production, precious metal gold equivalent (AuEq)

•	19,033 precious metal AuEq ounces sold

•	$12.8 million Cash Flow from Mine Site Operations

•	On track for year-end 2013 production target

•	Dividend distributions of $4.8 million, or $0.09 per share for quarter

•	Mill expansion on schedule for year-end delivery

Overview of Q3 2013 Results from El Aguila Project

Gold Resource Corporation’s El Aguila Project produced 21,244 ounces of precious metal gold equivalent (AuEq) at a total cash cost of $756 per AuEq ounce and realized average prices of $1,240 per ounce gold and $19 per ounce silver for its sales during the third quarter. Gold and silver prices decreased 29.9% and 40.6%, respectively, from the third quarter of 2012. Cash Flow from Mine Site Operations totaled $12.8 million. The Company paid $4.8 million to shareholders in dividends. Mill expansion is expected to be delivered by year-end.

“Three quarters of the way through the 2013 production year, the Company remains on track with its annual production goal, targeting a range of 80,000 to 100,000 precious metal gold equivalent ounces,” stated Gold Resource Corporation’s CEO and President, Mr. Jason Reid. “Our project team continues to deliver on target results even in the midst of ongoing mill expansion construction and an increasing silver-to-gold ratio. We announced earlier this week the commissioning of the flotation circuit’s second ball mill, the commissioning of our new 10 megawatt diesel generated power plant, and we are excited to wrap up construction activities these next several weeks with the commissioning of the new flotation cells.”

Mr. Reid continued, “Expectations for early 2014 include an increased cash position as mill expansion capital expenditures come to an end, increased daily tonnage through the expanded El Aguila mill and increased production with lower per tonne production costs.”

Below is a table of the key production statistics for our El Aguila Project during the three and nine months ended September 30, 2013 and 2012.

Production and Sales Statistics - La Arista Underground Mine

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Production Summary
Milled:
Tonnes Milled	84,017	76,786	232,940	211,792
Tonnes Milled per Day	913	835	853	773
Grade:
Average Gold Grade (g/t)	3.67	4.17	3.72	4.08
Average Silver Grade (g/t)	321	320	338	365
Average Copper Grade (%)	0.38	0.43	0.39	0.44
Average Lead Grade (%)	1.09	2.14	1.10	1.88
Average Zinc Grade (%)	2.73	4.43	2.71	4.01
Recoveries:
Average Gold Recovery (%)	91	88	90	89
Average Silver Recovery (%)	92	94	92	93
Average Copper Recovery (%)	78	75	78	74
Average Lead Recovery (%)	68	64	69	69
Average Zinc Recovery (%)	81	80	78	77
Mill production (before payable metal deductions)(1)
Gold (ozs.)	9,063	9,047	24,976	24,611
Silver (ozs.)	796,028	739,576	2,321,345	2,317,110
Copper (tonnes)	252	245	702	687
Lead (tonnes)	627	1,051	1,786	2,734
Zinc (tonnes)	1,851	2,705	4,932	6,567
Payable metal sold
Gold (ozs.)	7,683	7,287	23,934	20,317
Silver (ozs.)	741,757	599,501	2,360,655	1,982,868
Copper (tonnes)	229	214	728	596
Lead (tonnes)	585	869	1,724	2,231
Zinc (tonnes)	1,552	1,993	4,467	5,003
Average metal prices realized(5)
Gold (oz.)	$1,240	$1,769	$1,437	$1,690
Silver (oz.)	$19	$32	$25	$31
Copper (tonne)	$6,879	$8,161	$7,409	$8,162
Lead (tonne)	$2,111	$2,107	$2,241	$2,080
Zinc (tonne)	$1,848	$1,999	$1,967	$1,997
Precious metal gold equivalent ounces produced (mill production)(1)(3)(4)
Gold Ounces	9,063	9,047	24,976	24,611
Gold Equivalent Ounces from Silver	12,181	13,289	39,172	42,038

Total Precious Metal Gold Equivalent Ounces	21,244	22,336	64,148	66,649

Precious metal gold equivalent ounces sold(2)(3)(4)
Gold Ounces	7,683	7,287	23,934	20,317
Gold Equivalent Ounces from Silver	11,350	10,772	40,064	35,974

Total Precious Metal Gold Equivalent Ounces	19,033	18,059	63,998	56,291

Total cash costs, after by-product credits, per precious metal gold equivalent ounce sold (including royalties)(2)	$756	$467	$609	$396
(1)

Mill production represents metal contained in concentrates produced at the mill, which is before payable metal deductions are levied by the buyer of our concentrates. Payable metal deduction quantities are defined in our contracts with the buyer of our concentrates and represent an estimate of metal contained in the concentrates produced at our mill, for which the buyer cannot recover through the smelting process. There are inherent limitations and differences in the sampling method and assaying of estimated metal contained in concentrates that are shipped, and those contained metal estimates derived from sampling methods and assaying throughout the mill production process. The Company monitors these differences to insure that precious metal mill production quantities are materially correct. In addition, mill production quantities for the nine months ended September 30, 2012 do not reflect any deduction for 583 gold ounces and 45,432 silver ounces, respectively, (approximately 1,400 gold equivalent ounces) resulting from a settlement agreement with the buyer of our concentrates.
(2)	A reconciliation of this Non-GAAP measure to total mine cost of sales, the most comparable U.S. GAAP measure, can be found below in “Non-GAAP Measures”.
(3)	Precious metal gold equivalent mill production for the third quarter of 2013 of 21,244 ounces differs from gold equivalent ounces sold for the same period of 19,033 due principally to buyer (smelter) concentrate processing deductions of approximately 2,675 gold equivalent ounces and an increase in gold equivalent ounces contained in ending inventory of approximately 465 ounces.
(4)	Precious metal gold equivalent mill production for the nine months ended September 30, 2013 of 64,148 ounces differs from gold equivalent ounces sold for the same period of 63,998 principally due to buyer (smelter) concentrate processing deductions of approximately 6,759 gold equivalent ounces and an increase in gold equivalent ounces contained in ending inventory of approximately 6,609 ounces.
(5)	Average metal prices realized vary from the market metal prices due to out of period settlement adjustments from our provisional invoices when they are settled. Our average metal prices realized will therefore differ to the market average metal prices in most cases.

About GRC:

Gold Resource Corporation is a mining company focused on production and pursuing development of gold and silver projects that feature low operating costs and produce high returns on capital. The Company has 100% interest in six potential high-grade gold and silver properties in Mexico’s southern state of Oaxaca. The Company has 53,779,369 shares outstanding, no warrants and no debt. Gold Resource Corporation offers shareholders the option to convert their cash dividends into physical gold and silver and take delivery. For more information, please visit GRC’s website, located at www.Goldresourcecorp.com and read the Company’s 10-K for an understanding of the risk factors involved.

Cautionary Statements:

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “plan”, “target”, “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding Gold Resource Corporation’s strategy, future plans for production, future expenses and costs, future liquidity and capital resources, and estimates of mineralized material. All forward-looking statements in this press release are based upon information available to Gold Resource Corporation on the date of this press release, and the company assumes no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. In particular, there can be no assurance that production will continue at any specific rate. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company’s 10-K filed with the SEC.

Contacts:

Corporate Development

Greg Patterson

303-320-7708

www.Goldresourcecorp.com

See Accompanying Tables

The following information summarizes the results of operations for Gold Resource Corporation for the three and nine months ended September 30, 2013 and 2012, its financial condition at September 30, 2013 and December 31, 2012 and its cash flows for the nine months ended September 30, 2013 and 2012. The summary data for the three and nine months ended September 30, 2013 and 2012 is unaudited; the summary data for the year ended December 31, 2012 is derived from our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2012, but do not include the footnotes and other information that is included in the complete financial statements. Readers are urged to review the Company’s Form 10-K in its entirety, which can be found on the SEC’s website at www.sec.gov.

The calculation of our cash cost per ounce contained in this press release is a non-GAAP financial measure. Please see “Management’s Discussion and Analysis and Results of Operation” contained in the Company’s most recent Form 10-Q and Form 10-K.

GOLD RESOURCE CORPORATION

(An Exploration Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

for the three and nine months ended September 30, 2013 and 2012

(U.S. dollars in thousands, except shares and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Sales of metals concentrate, net	$29,405	$36,035	$98,375	$103,399

Mine cost of sales:
Production costs	17,284	12,293	47,926	31,838
Depreciation and amortization	717	556	1,810	940
Accretion	27	20	84	60

Total mine cost of sales	18,028	12,869	49,820	32,838

Mine gross profit	11,377	23,166	48,555	70,561
Costs and expenses:
General and administrative expenses	5,478	2,933	13,319	8,922
Exploration expenses	2,062	1,882	8,167	5,466
Facilities and mine construction	5,721	5,394	17,375	13,492

Total costs and expenses	13,261	10,209	38,861	27,880

Operating (loss) income	(1,884)	12,957	9,694	42,681
Other expense	(660)	(485)	(2,558)	(1,782)

(Loss) income before income taxes	(2,544)	12,472	7,136	40,899
Provision for income taxes (benefit)	(714)	5,600	2,953	16,398

Net (loss) income	$(1,830)	$6,872	$4,183	$24,501

Other comprehensive income:
Currency translation (loss) gain	(22)	2,168	(33)	1,943

Comprehensive (loss) income	$(1,852)	$9,040	$4,150	$26,444

Net (loss) income per common share:
Basic:	$(0.03)	$0.13	$0.08	$0.46

Diluted:	$(0.03)	$0.12	$0.08	$0.43

Weighted average shares outstanding:
Basic	53,320,673	52,848,586	53,093,288	52,885,640

Diluted	53,320,673	56,254,632	55,364,417	56,365,316

GOLD RESOURCE CORPORATION

(An Exploration Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except shares)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,634	$35,780
Gold and silver bullion	3,821	5,809
Accounts receivable	5,212	6,349
Inventories	8,897	7,533
Income taxes receivable	8,602	419
Deferred tax assets	2,207	2,121
Prepaid expenses and other assets	4,544	973

Total current assets	50,917	58,984
Land and mineral rights	227	227
Property and equipment - net	18,051	14,050
Inventories	797	809
Deferred tax assets	31,748	31,559

Total assets	$101,740	$105,629

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,051	$3,013
Accrued expenses	7,976	4,178
Capital lease obligations	1,462	—
IVA taxes payable	658	2,673
Dividends payable	1,601	3,161

Total current liabilities	14,748	13,025
Capital lease obligations	2,757	—
Asset retirement obligation	2,844	2,790

Total liabilities	20,349	15,815
Shareholders’ equity:
Preferred stock - $0.001 par value, 5,000,000 shares authorized:
no shares issued and outstanding	—	—
Common stock - $0.001 par value, 100,000,000 shares authorized:
53,715,767 and 53,015,767 shares issued and outstanding, respectively	54	53
Additional paid-in capital	90,100	102,674
Accumulated (deficit)	(1,668)	(5,851)
Treasury stock at cost, 336,398 shares	(5,884)	(5,884)
Accumulated other comprehensive (loss) - currency translation adjustment	(1,211)	(1,178)

Total shareholders’ equity	81,391	89,814

Total liabilities and shareholders’ equity	$101,740	$105,629

GOLD RESOURCE CORPORATION

(An Exploration Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

for the nine months ended September 30, 2013 and 2012

(U.S. dollars in thousands)

(Unaudited)

	Nine months ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$4,183	$24,501

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,891	1,117
Accretion	84	60
Stock-based compensation	5,996	6,640
Unrealized foreign currency exchange loss	711	1,496
Impairment loss on gold and silver bullion	1,743	—
Deferred tax assets	(275)	—
Other	—	—
Changes in operating assets and liabilities:
Accounts receivable	1,267	(1,371)
Inventories	(1,506)	(1,342)
Prepaid expenses and other assets	(3,958)	(408)
Accounts payable	46	(1,679)
Accrued expenses	3,970	3,049
IVA taxes payable/receivable	(2,263)	(267)
Income taxes payable/receivable	(8,456)	(13,490)

Net cash (used in) provided by operating activities	3,433	18,306

Cash flows from (used in) investing activities:
Capital expenditures	(5,891)	(3,091)
Purchases of gold and silver bullion	(1,002)	(4,707)
Proceeds from conversion of gold and silver bullion	1,247	1,440

Net cash used in investing activities	(5,646)	(6,358)

Cash flows from (used in) financing activities:
Proceeds from exercise of stock options	545	—
Dividends paid	(20,674)	(26,444)
Treasury stock purchases	—	(1,495)
Proceeds from capital leases	4,219	—

Net cash used in financing activities	(15,910)	(27,939)

Effect of exchange rates on cash and equivalents	(23)	273

Net (decrease) in cash and cash equivalents	(18,146)	(15,718)
Cash and equivalents at beginning of period	35,780	51,960

Cash and equivalents at end of period	$17,634	$36,242

Supplemental Cash Flow Information
Interest paid	$48	$—

Income taxes paid	$11,166	$30,395